Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP, Communications

press@spartannash.com

SpartanNash Announces Results of 2023 Annual Meeting of Shareholders

GRAND RAPIDS, Mich. – May 25, 2023 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that shareholders overwhelmingly approved all Company proposals and re-elected the eight director nominees at its 2023 Annual Meeting of Shareholders, held virtually on May 24, 2023.

Shareholders re-elected each of the Company’s eight director nominees to serve until the 2024 Annual Meeting of Shareholders and until such directors’ successors shall have been elected and qualified.

Shareholders approved, on an advisory basis, the Company’s Named Executive Officer Compensation, also known as “say on pay.”

Shareholders also approved, on an advisory basis, the recommendation by the Company’s Board of Directors that shareholders vote every “1 Year” for future “say on pay” frequency votes.

Shareholders ratified the selection of Deloitte & Touche LLP as the Company’s independent certified public accounting firm for the fiscal year ending December 30, 2023.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 and growing. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates 144 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin’s Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

# # #